Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
NEWS RELEASE
Contacts:

Media	Analysts		Investors
Tim Fox	Bruce Steinke	Theresa Nistendirk	Investor Services
(314) 554-3120	(314) 554-2574	(314) 206-0693	(800) 255-2237
tfox@ameren.com	bsteinke@ameren.com	tnistendirk@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES FIRST QUARTER 2008 EARNINGS
REAFFIRMS 2008 EARNINGS GUIDANCE

ST. LOUIS, MO., May 2, 2008—Ameren Corporation (NYSE: AEE) today announced first quarter 2008 net income in accordance with generally accepted accounting principles (GAAP) of $138 million, or 66 cents per share, compared to first quarter 2007 GAAP net income of $123 million, or 59 cents per share.  Excluding certain items in each year, Ameren recorded first quarter 2008 core (non-GAAP) net income of $134 million, or 64 cents per share, compared to first quarter 2007 core (non-GAAP) net income of $145 million, or 70 cents per share.

Core (non-GAAP) earnings in the first quarter of 2008 were below the same period in 2007 principally because of higher fuel prices, increased distribution system reliability spending and the impact of electric rate redesign in Illinois. In late 2007, the Illinois Commerce Commission authorized redesigned electric rates to reduce seasonal fluctuations for residential customers who use electricity to heat their homes. The effect of these redesigned rates will shift some revenues from winter to summer months with no impact on full year earnings. The earnings impact of these unfavorable items was reduced by, among other things, improved generation levels, higher power sale prices, the impact of colder weather on natural gas and power demand, and the benefit of the 2007 Missouri rate cases to earnings.

“Our core earnings in the first quarter of this year were solid and consistent with our expectations,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “However, rising costs, coupled with significant levels of investment in our Illinois and Missouri regulated businesses, continue to negatively impact our earnings. This is because our current rate levels are not sufficient to recover our costs and provide reasonable returns.

“To address this issue, we have filed rate increase requests for all our utilities. In November 2007, we filed for electric and gas delivery service rate increases in Illinois, which, as amended, total $220 million. In April 2008, we filed for a $251 million electric rate increase in Missouri. These cases continue to progress and are expected to take about 11 months to complete. Achieving constructive regulatory outcomes in these cases is critical to our ability to invest in our energy

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infrastructure in order to meet our customer’s expectations and deliver safe, reliable service,” added Rainwater.

GAAP earnings in the first quarter of 2008 exceeded the 2007 period principally because of significant net unusual costs and certain non-core items. The net effect of these items have been excluded from core (non-GAAP) earnings comparisons. They include the following:
•	Severe ice storms reduced first quarter 2007 GAAP net income by $18 million.
•	A Federal Energy Regulatory Commission (FERC) order that reallocated costs among market participants, retroactive to 2005, reduced first quarter 2007 GAAP net income by $10 million.
•
The net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reduced GAAP net income by $6 million in the first quarter of 2008, while the reversal of a 2006 charge related to funding commitments for low-income energy assistance and energy efficiency programs benefited first quarter 2007 net income by $10 million.

•	Net mark-to-market gains from nonqualifying hedges benefited first quarter 2008 GAAP earnings by $10 million, as compared to losses of $4 million in the first quarter of 2007.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Year
	2008	2007
GAAP earnings per share	$0.66	$0.59
Illinois electric rate relief settlement, net	0.03	(0.05)
Severe storms	-	0.09
Retroactive federal regulatory order	-	0.05
Net mark-to-market unrealized (gains) losses	(0.05)	0.02
Core (non-GAAP) earnings per share	$0.64	$0.70

Ameren reaffirmed today it expects 2008 GAAP earnings to be in the range of $2.68 to $3.08 and core (non-GAAP) earnings to be in the range of $2.80 to $3.20 per share. Excluded from 2008 core (non-GAAP) earnings guidance are an estimated 12 cents per share negative impact in 2008 of the Illinois comprehensive electric rate relief and customer assistance settlement agreement and any net mark-to-market gains or losses from nonqualifying hedges. Ameren modestly revised the contribution its business segments are expected to make to 2008 core earnings per share (non-GAAP) principally because of higher financing costs and higher power prices as follows:

Missouri Regulated	$1.20	-	$1.30
Illinois Regulated	0.30	-	0.40
Non-rate-regulated Generation	1.30	-	1.50
2008 Core (Non-GAAP) Earnings Guidance Range	$2.80	-	$3.20

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Ameren’s guidance for 2008 assumes normal weather and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

“I believe achieving constructive regulatory returns in our pending rate cases, increasing our investment in our regulated businesses in response to customer needs and optimizing our non-rate-regulated generation business will position Ameren to continue to deliver solid shareholder value in the years ahead,” added Rainwater.

Missouri Regulated Operations

Core (non-GAAP) earnings in the first quarter of 2008 were $45 million, compared to $40 million in the first quarter of 2007. Among other things, the benefit of the 2007 Missouri rate cases, improved generation levels and higher power prices for off-system sales more than offset higher fuel prices, increased distribution system reliability spending and generally higher costs. GAAP earnings in the first quarter of 2008 were $52 million, or $34 million higher than the first quarter of 2007.  In addition to the items noted above, this increase was primarily driven by $29 million of certain non-core items associated with the cost of severe storms; the absence in 2008 of a retroactive FERC order in 2007 that increased costs; and net mark-to-market gains from nonqualifying hedges between periods.

Illinois Regulated Operations

Core (non-GAAP) earnings in the first quarter of 2008 were $18 million, or $20 million lower than the first quarter of 2007. This decrease was primarily driven by redesigned Illinois electric rates, higher bad debt expenses and increased distribution system reliability spending. Colder weather benefited earnings in the first quarter of 2008, compared to the prior-year period. GAAP earnings in the first quarter of 2008 were $16 million, or $17 million lower than the first quarter of 2007.  In addition to the items noted above, this difference was driven by the cost of the Illinois electric settlement in 2008; the first quarter 2007 reversal of a 2006 charge related to funding commitments for low-income energy assistance and energy efficiency programs; the costs of the retroactive FERC order in 2007; and severe storms in 2007.

Non-rate-regulated Generation Operations

Core (non-GAAP) earnings in the first quarter of 2008 were $80 million, or $13 million higher than the first quarter of 2007. The increase in core (non-GAAP) earnings between the first quarter of 2007 and the first quarter of 2008 was primarily driven by improved generation levels and higher

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power prices. GAAP earnings in the first quarter of 2008 were $78 million, or $8 million higher than the first quarter of 2007. In addition to the items noted above, this change was driven by the benefit of the retroactive FERC order, net mark-to-market gains from nonqualifying hedges and the costs of the Illinois electric settlement.

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Friday, May 2, to discuss 2008 first quarter earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q1 2008 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s website reconciling earnings per share for the first quarter of 2008 to the first quarter of 2007, and reconciling 2008 core (non-GAAP) earnings per share guidance to 2007 earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from May 2 through May 9, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11112418#.

With assets of approximately $21 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: costs related to severe January 2007 storms, the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois, a March 2007 FERC order, which retroactively adjusted prior years’ regional transmission organization costs, and net mark-to-market gains or losses from nonqualifying hedges. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as the 2007 Illinois electric settlement and net mark-to market gains or losses from nonqualifying hedges.  Except for the Illinois electric settlement, Ameren is not able to estimate the impact, if any, on future GAAP earnings of these items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending Union Electric Company, Central Illinois Public Service Company, Central Illinois Light Company and Illinois Power Company rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•
uncertainty as to the effect of implementation of the Illinois comprehensive electric settlement agreement on Ameren, the Ameren Illinois utilities, Ameren Energy Generating Company and AmerenEnergy Resources Generating Company, including implementation of the new power procurement process in Illinois beginning in 2008;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Union Electric and Ameren Energy Market Company;

•	enactment of legislation taxing electric generators in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•
generation plant construction, installation and performance, including costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•	recoverability through insurance of costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of Union Electric Company’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended
	March 31,
	2008	2007

Electric Sales - kilowatt-hour (in millions):
Missouri Regulated
Residential	3,978	3,525
Commercial	3,523	3,388
Industrial	2,278	2,316
Other	184	184
Native	9,963	9,413
Non-affiliate interchange sales	3,111	2,748
Subtotal	13,074	12,161

Illinois Regulated
Residential
Generation and delivery service	3,082	2,802
Commercial
Generation and delivery service	1,442	1,974
Delivery service only	1,515	1,072
Industrial
Generation and delivery service	335	842
Delivery service only	2,867	2,604
Other	146	148
Subtotal	9,387	9,442

Non-rate-regulated Generation
Non-affiliate energy sales	6,387	6,137
Affiliate energy sales	1,761	1,808
Subtotal	8,148	7,945

Eliminate affiliate sales	(1,761)	(1,808)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,250)	(1,555)

Ameren Total	27,598	26,185

Electric Revenues (in millions):
Missouri Regulated
Residential	$218	$191
Commercial	165	157
Industrial	76	79
Other	31	24
Native	490	451
Non-affiliate interchange sales	151	122
Subtotal	641	573

Illinois Regulated
Residential
Generation and delivery service	258	289
Commercial
Generation and delivery service	134	184
Delivery service only	17	8
Industrial
Generation and delivery service	27	51
Delivery service only	7	2
Other	88	53
Subtotal	531	587

Non-rate-regulated Generation
Non-affiliate energy sales	317	318
Affiliate native energy sales	118	124
Other	13	9
Subtotal	448	451

Eliminate affiliate and common customer sales	(153)	(148)
Ameren Total	$1,467	$1,463

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended
	March 31,
	2008	2007

Electric Generation - megawatt-hour (in millions):
Missouri Regulated	12.9	12.3
Non-rate-regulated Generation
Ameren Energy Generating Company (Genco)	4.4	4.1
AmerenEnergy Resources Generating Company (AERG)	1.7	1.5
Electric Energy, Incorporated (EEI)	2.0	2.0
Medina Valley	0.1	0.1
Subtotal	8.2	7.7
Ameren Total	21.1	20.0

Fuel Cost per kilowatt-hour (cents)
Missouri Regulated	1.231	1.078
Non-rate-regulated Generation	1.900	1.713

Gas Sales - decatherms (in thousands)
Missouri Regulated	6,208	5,729
Illinois Regulated	50,783	44,809
Other	638	1,519
Ameren Total	57,629	52,057

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$52	$18
Illinois Regulated	16	33
Non-rate-regulated Generation	78	70
Other	(8)	2
Ameren Total	$138	$123

	March 31,	December 31,
	2008	2007
Common Stock:
Shares outstanding (in millions)	209.4	208.3
Book value per share	$32.26	$32.41

Capitalization Ratios:
Common equity	47.3%	48.2%
Preferred stock	1.4%	1.4%
Debt, net of cash	51.3%	50.4%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Operating Revenues:
Electric	$1,467	$1,463
Gas	612	561
Total operating revenues	2,079	2,024

Operating Expenses:
Fuel	302	263
Purchased power	287	373
Gas purchased for resale	459	421
Other operations and maintenance	423	389
Depreciation and amortization	176	183
Taxes other than income taxes	113	102
Total operating expenses	1,760	1,731
Operating Income	319	293

Other Income and Expenses:
Miscellaneous income	21	16
Miscellaneous expense	(4)	(5)
Total other income	17	11

Interest Charges	100	100

Income Before Income Taxes, Minority Interest and Preferred
Dividends of Subsidiaries	236	204

Income Taxes	87	71

Income Before Minority Interest and Preferred Dividends of Subsidiaries	149	133

Minority Interest and Preferred Dividends of Subsidiaries	11	10

Net Income	$138	$123

Earnings per Common Share - Basic and Diluted	$0.66	$0.59

Average Common Shares Outstanding	208.7	206.6

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Three Months Ended
	March 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$138	$123
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(2)	(4)
Mark-to-market (gain) loss on derivatives	(16)	4
Depreciation and amortization	180	182
Amortization of nuclear fuel	11	9
Amortization of debt issuance costs and premium/discounts	5	5
Deferred income taxes and investment tax credits, net	23	(12)
Minority interest	8	7
Other	(1)	6
Changes in assets and liabilities:
Receivables	(78)	(193)
Materials and supplies	179	158
Accounts and wages payable	(106)	(81)
Taxes accrued	4	77
Assets, other	(25)	19
Liabilities, other	(16)	37
Pension and other postretirement benefit obligations	22	21
Net cash provided by operating activities	326	358

Cash Flows From Investing Activities:
Capital expenditures	(420)	(357)
Nuclear fuel expenditures	(102)	(23)
Purchases of securities - nuclear decommissioning trust fund	(89)	(47)
Sales of securities - nuclear decommissioning trust fund	86	43
Purchases of emission allowances	(2)	(5)
Sales of emission allowances	-	2
Other	-	1
Net cash used in investing activities	(527)	(386)

Cash Flows From Financing Activities:
Dividends on common stock	(133)	(131)
Short-term debt, net	145	341
Dividends paid to minority interest holder	(7)	(5)
Redemptions, repurchases and maturities:
Long-term debt	(19)	(174)
Issuances:
Common stock	46	21
Net cash provided by financing activities	32	52

Net Change In Cash and Cash Equivalents	(169)	24
Cash and Cash Equivalents at Beginning of Year	355	137

Cash and Cash Equivalents at End of Period	$186	$161

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$186	$355
Accounts receivable - trade	656	570
Unbilled revenue	318	359
Miscellaneous accounts and notes receivable	315	280
Materials and supplies	556	735
Other current assets	272	181
Total current assets	2,303	2,480
Property and Plant, Net	15,294	15,069
Investments and Other Assets:
Nuclear decommissioning trust fund	291	307
Goodwill	831	831
Intangible assets	189	198
Regulatory assets	1,149	1,158
Other assets	701	685
Total investments and other assets	3,161	3,179

TOTAL ASSETS	$20,758	$20,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$823	$221
Short-term debt	1,617	1,472
Accounts and wages payable	443	687
Taxes accrued	88	84
Other current liabilities	539	438
Total current liabilities	3,510	2,902
Long-term Debt, Net	5,066	5,691
Preferred Stock of Subsidiary Subject to Mandatory Redemption	16	16
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	1,989	2,046
Accumulated deferred investment tax credits	106	109
Regulatory liabilities	1,328	1,240
Asset retirement obligations	569	562
Accrued pension and other postretirement benefits	856	839
Other deferred credits and liabilities	346	354
Total deferred credits and other liabilities	5,194	5,150
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	23	22
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,656	4,604
Retained earnings	2,115	2,110
Accumulated other comprehensive income (loss)	(19)	36
Total stockholders' equity	6,754	6,752

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,758	$20,728